EXHIBIT 16

KPMG LLP

Suite 1200

150 Fayetteville Street Mall

PO Box 29543

Raleigh, NC 27626-0543

March 22, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for ECB Bancorp, Inc. and, under the date of March 22, 2005, we reported on the consolidated financial statements of ECB Bancorp, Inc. as of and for the years ended December 31, 2004 and 2003. On March 10, 2005, we were notified that ECB Bancorp, Inc. engaged Dixon Hughes PLLC as its principal accountant for the year ending December 31, 2005 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of ECB Bancorp, Inc.’s consolidated financial statements as of and for the year ended December 31, 2004, and the issuance of our report thereon. We have read ECB Bancorp, Inc.’s statements included under Item 8 of its Form 10-KSB dated March 22, 2005, and we agree with such statements (except that we are not in a position to agree or disagree with ECB Bancorp’s statement that the Audit Committee appointed Dixon Hughes PLLC and that there were no consultations with Dixon Hughes PLLC of the type of requiring disclosure pursuant to Item 304(a)(2) of Regulation S-K.)

Very truly yours,

/s/ KPMG LLP